                                   EXHIBIT 11

                            P. H. GLATFELTER COMPANY
                                AND SUBSIDIARIES
                                ================


                      Computation of Net Income Per Share

                                                                      For the 3 Months Ended
                                                                     3/31/96          3/31/95
                                                                   -----------      -----------
Weighted average number of common and common
      share equivalents:

      Common Shares:
         Shares outstanding, beginning of period............        43,435,312       44,199,829

         Less shares purchased for treasury.................          (395,253)(1)            -

         Shares issued:
           Employee Stock Purchase Plans....................               721 (2)          571 (2)
           Key Employee Long-Term Incentive Plan............             1,358 (3)        1,284 (3)
           401(k) Plan......................................             9,004 (4)            -
                                                                   -----------      -----------
            Total...........................................        43,051,142       44,201,684

         Common share equivalents applicable to
           outstanding stock awards and
           option grants....................................           250,408 (5)      183,310 (5)
                                                                   -----------      -----------
            Total...........................................        43,301,550       44,384,994

   Net income...............................................       $13,969,573      $12,514,085

   Net income per common share..............................              $.32             $.28
                                                                   ===========      ===========

(1) Weighted average effect of 765,173 common shares repurchased in the first quarter of 1996.

(2) Weighted average effect of 21,870 common shares issued from treasury on March 29, 1996 and 51,421 common shares issued from treasury on March 31, 1995.

(3) Weighted average effect of 3,176 common shares issued from treasury in the first quarter of 1996 and 2,091 common shares issued from treasury in the first quarter of 1995.

(4) Weighted average effect of 23,423 common shares issued from treasury in the first quarter of 1996.

(5) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key Employee Long-Term Incentive Plan.